UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)		April 3, 2017

PIER 1 IMPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-07832	75-1729843
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Pier 1 Place, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

817-252-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017, Pier 1 Imports, Inc. (the “Company”) announced that Alasdair James will join the Company, effective May 1, 2017, as President and Chief Executive Officer.  Prior to joining the Company, Mr. James, who is 46 years old, was employed by Sears Holdings Corporation as President of Kmart from August 2014 to March 2017. Prior to joining Sears Holdings, he served in various roles at Tesco PLC, a multinational grocery and general merchandise retailer, from June 2007 until August 2013, including Commercial Director - Global Business Unit. From June 2001 to June 2007, he served in various roles at GlaxoSmithKline PLC, a pharmaceutical company, including Global Marketing Director for Future Brands.

The terms of Mr. James’ employment are set forth in a letter from the Company to Mr. James dated March 28, 2017 (the “Employment Letter”) which is attached hereto as Exhibit 10.1. The summary of the terms applicable to Mr. James’ employment set forth herein is not complete and is qualified in its entirety by reference to the Employment Letter. Mr. James will receive an annual base salary of $1,000,000, and will be eligible to earn an annual short-term cash incentive (performance-based) with a target award equal to 100% of his base salary (prorated for the Company’s fiscal year 2018 based on his start date).  He will receive a signing bonus of $300,000 that is repayable to the Company if his employment is terminated for cause or he voluntarily leaves the Company within twelve months.

Mr. James will be added to the Company’s Board of Directors after his employment commences.  As an employee of the Company, Mr. James will receive no additional compensation for serving as a director and is not expected to serve on any committee of the Board of Directors.

As an inducement to join the Company, upon the commencement of his employment, Mr. James will receive grants of stock options and shares of restricted stock. The stock options will have a value of approximately $1 million (based on the closing price of the Company’s common stock on the grant date and Black-Scholes modeling), will have a ten-year term, an exercise price equal to the closing price of the Company’s common stock on the date of grant, and will vest 25% on the third anniversary of the grant date, 25% on the fourth anniversary of the grant date and 50% on the fifth anniversary of the grant date.

The restricted stock will consist of two grants.  The first grant of restricted stock will consist of a number of shares having a value of $500,000 on the grant date (based on the 30-day trailing average closing price of Pier 1 Imports common stock) and will cliff vest after three years. The second grant of restricted stock will consist of a number of shares having a value of $2,000,000 on the grant date (based on the 30-day trailing average closing price of Pier 1 Imports common stock) with 25% of the grant being time-based shares and 75% of the grant being performance-based shares.

The equity awards include “double trigger” provisions that will cause their vesting following a change in control of the Company (as defined) if the equity awards are not assumed or equitably converted by the successor company, or if assumed or equitably converted and Mr. James’ employment is terminated without “cause” or he resigns for “good reason” as defined in the Severance Agreement referred to below within one year of the change in control.

Mr. James and the Company have entered into an Executive Severance Agreement (the “Severance Agreement”), attached hereto as Exhibit 10.2, providing for certain payments to Mr. James if his employment with the Company is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the Severance Agreement). In either of such events, he will receive a cash severance payment equal to two times the sum of his then-current base salary plus any annual short-term cash incentive earned for the most recently completed fiscal year.  The severance payment is payable in substantially equal installments over a twenty-four month period following termination of employment as described above. Pursuant to the Severance Agreement, Mr. James will be subject to non-compete and non-solicitation provisions for a period of two years following his termination of employment, and non-disclosure provisions. This summary of the Severance Agreement is not complete and is qualified in its entirety by reference to the Severance Agreement.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter regarding employment dated March 28, 2017 between Alasdair James and Pier 1 Imports, Inc.

10.2	Executive Severance Agreement dated March 30, 2017 between Alasdair James and Pier 1 Imports, Inc.

99.1	Press release dated April 3, 2017, announcing the appointment of Alasdair James as the Company’s President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIER 1 IMPORTS, INC.

Date: April 3, 2017	By:	/s/ Michael A. Carter
Michael A. Carter, Executive Vice President
Compliance and General Counsel, Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter regarding employment dated March 28, 2017 between Alasdair James and Pier 1 Imports, Inc.

10.2	Executive Severance Agreement dated March 30, 2017 between Alasdair James and Pier 1 Imports, Inc.

99.1	Press release dated April 3, 2017, announcing the appointment of Alasdair James as the Company’s President and Chief Executive Officer.